Exhibit 99.1

Plymouth Industrial REIT, Inc.
Q4 2020 Earnings Conference Call
February 26, 2021 at 9:00 a.m. EST

CORPORATE PARTICIPANTS

Tripp Sullivan – Investor Relations

Jeff Witherell – Chairman and Chief Executive Officer

Pendleton White – President and Chief Investment Officer

Jim Connolly – Executive Vice President, Asset Management

Dan Wright – Executive Vice President and Chief Financial Officer

PRESENTATION

Operator

Good day, and welcome to the Plymouth Industrial REIT Fourth Quarter 2020 Earnings Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing star, then zero.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one on a touchtone phone. To withdraw your question, please press star, then two. Please note this event is being recorded.

I would now like to turn the conference over to Tripp Sullivan of Investor Relations. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company's results for the fourth quarter of 2020. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Dan Wright, Executive Vice President and Chief Financial Officer; and Jim Connolly, Executive Vice President of Asset Management; and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations’ section of our website along with our Form 10-K and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through March 5, 2021. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, February 26, 2021, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risks and other information disclosed in the company’s filings with the SEC. We will also discuss certain non-GAAP measures, including but not limited to, FFO, AFFO, and adjusted EBITDA RE. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone, and thank you for joining us today. The year 2020 was the most disruptive period that most of us have endured. Despite the challenges that we are all aware of, Plymouth had an outstanding year. Our property portfolio performed exceptionally well, and the fundamentals in our markets are as strong as ever.

Our leasing pace has been strong, and we already addressed nearly half of our 2021 expirations. We continue to source attractive new opportunities in our target markets, and have made much progress on improving our balance sheet. I want to thank the entire Plymouth team for their commitment. They've worked hard together, wherever they were, and doing whatever it takes to produce these results. Our experience as real estate operators has once again proven itself out.

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Let's start today with our portfolio. I don't have to add too much color here as the stats speak for themselves. Occupancy at year-end was 96.4%, cash releasing spreads of 8.7% for the full year. We collected 99%-plus of our rents throughout the pandemic. Same-store NOI on a cash basis with growth of 3.7% in the fourth quarter, and core FFO and AFFO dividend payout ratios of 52% and 59% respectively for the year. We are projecting this strength to continue in 2021, with cash releasing spreads expected to be in the 8% to 10% range, and same-store NOI on a cash basis to be in the 3% plus range. As I look across the landscape of our public industrial peers, those figures stack up exceptionally well.

Where I do want to provide more color is on how this portfolio is being valued based upon the fundamentals. We've added additional information in our supplemental that should help in properly valuing our portfolio. We've added data on replacement cost, components of NAV, rent collections, primary and secondary market concentrations, a breakout of potential developable land and value creation, as well as our joint venture in relevant features of our preferred stock.

A few points stand out. If we look at the data, we'll see an acquired investment basis of $41 a square foot versus a replacement cost of $75 a square foot. Compare that to an implied total enterprise value of $46 a square foot based on yesterday's stock price. We are also seeing an implied cap rate quoted on us of around 8% versus acquisitions planned for 2021 at cap rates in the 7% range, and larger portfolios in our markets, trading with a six handle in the cap rate.

Looking across our industrial peers, we see implied cap rate and implied enterprise values per square foot well above to exponentially above ours. We think that the delta is unsustainable, and quite frankly, unwarranted. We'll be working hard throughout the year to drive home that comparison and better educate the investment community on that disconnect.

We believe our core FFO and AFFO guidance for 2021 is solid, with a slight decline year-over-year, which reflects the impact for the August equity offering and the ATM activity we had in December and January, which collectively increased our share count by 13% since September 30. The full year and first quarter guidance implies a significant ramp up in the second half of the year. And, assuming a status quo with these investments in place, it would also imply an outlook that is right on top of what the Street consensus is for the next two years.

As I've stated before, our balance sheet priorities have been to ensure that our dividend is well covered, that our leverage profile continues to improve, and that we have access to multiple sources of capital. Our dividend was well covered in 2020 and is projected to be so again in 2021. We are targeting a net debt to adjusted EBITA ratio of less than 7 times by year-end 2021, which is the same target we outlined in August of 2020.

We have capacity to acquire wholly-owned assets with cash on hand from recent ATM activity, and we have access to over $340 million of remaining buying power through our Madison joint venture. We are bullish on the outlook for industrial in general and within our targeted markets in particular. Rents are going up, new supply is constrained in our target markets, and now is the time to own these type of industrial properties that are positioned to benefit from a favorable supply/demand dynamic, and access to large pools of skilled labor. That being said, we will remain disciplined in growing our portfolio, and I believe we've proven that to be the case over the last several years.

Pen, why don't you walk us through our acquisition activity?

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Pen White

Thanks, Jeff. Good morning, everyone. I'll touch on our wholly-owned acquisitions first, and then walk through our first joint venture transaction.

After our last offering in August, we projected putting $165 million to work between September and the first quarter of 2021. We were right on track with that plan, with the $51 million in transactions we discussed last quarter in St. Louis and Jacksonville, and then in the fourth quarter we completed two separate transactions to add to our presence in Ohio, for a total of $106 million invested. The first acquisition was a single tenant industrial building located north of Columbus. The second was a portfolio of 10 industrial buildings in Akron and Canton. With our regional office in Columbus and a footprint that now totals 7.6 million square feet in Ohio, we have created one of the larger institutional portfolios in the state, with significant scale to put our leasing and asset management expertise to work on the ground. This is a footprint that we've assembled for approximately $41 per square foot--well below the replacement cost of approximately $75 per square foot we've shown on Page 5 of our supplemental.

Wrapping-up the initial targets we outlined in September, we completed another transaction in mid-February in Kansas City, our first entry into that market. The property is a 220,000 square foot industrial building, 100% leased to two tenants, which we acquired for $8.6 million, and is expected to provide an initial yield of approximately 8.8%. We've targeted Kansas City, as it's a large distribution and logistical market, with attractive economic drivers, rent growth, and low vacancy. It absorbed approximately 7.3 million square feet last year, a near record, second only to 2017, when it absorbed 7.7 million square feet, and its vacancy rate has now fallen to 4.2%. So, we look forward to expanding our footprint in that market in the near future.

Switching gears, we completed our first acquisition with our joint venture partner Madison International during the fourth quarter. This was a 28 building portfolio in Memphis, which transacted at $86 million. We have a new page in our supplemental that provides specific details on the transaction and the joint venture, but I wanted to highlight a few points. The deal was funded with $30 million of equity from the partners, with the balance from a secured mortgage. Our share accounted for $6 million equity, and we expect to receive an annualized asset management fee of $300,000 on the partner's initial equity investment, in addition to our share of the net operating income.

The 28 buildings are located in infill markets in the Memphis metropolitan area, with many of them in close proximity to our existing properties. Adding them brought our footprint in the Memphis market to over 4 million square feet. We believe this was a solid value add investment with Madison, and we are actively reviewing additional opportunities in our existing markets that fit within our previously stated investment criteria for the joint venture.

Looking ahead to our plans for the balance of the year, we are targeting slightly under $150 million in wholly-owned acquisitions for the year. Our published guidance outlines the expected timing, and we are anticipating the cap rates for these acquisitions would be in the low 7% range, or even high 6%, given strong rental growth rates and mark-to-market opportunities in selected markets. As Jeff noted earlier, the industrial fundamentals are strong in our markets. We have broad exposure to both primary and secondary markets within our current portfolio.

We don't have any plans to migrate to gateway markets, where pricing remains very frothy. But we are seeing some continued cap rate compression in our target markets, particularly as it relates to larger portfolios. That obviously speaks well for the value of the portfolios we have already assembled in these markets, and supports our ability to lease up our properties and drive internal growth. But we aren't that surprised, because rent growth is strong, new supply remains constrained for our preferred product, and we are seeing positive absorption in the markets where we are invested and continue to invest.

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

I'll now turn it over to Jim, to walk through the leasing activity and portfolio operations.

Jim Connolly

Thanks, Pen. Good morning. Through the end of 2020, we had released 88% of our leases that were scheduled to expire during the year. Leases comprised 2.9 million square feet of space were scheduled to expire going into 2020, and of that amount 1.9 million square feet renewed, 601,000 square feet was leased to new tenants and 383,000 square feet was vacated. In addition, we leased 238,000 square feet of space that was vacant at the start of the year.

Portfolio-wide occupancy at year-end 2020 was 96.4%, up 90 basis points from Q3. During 2020 we also saw rental rates increase 8.7% over prior lease rates on a cash basis. These metrics underscore the resiliency and growth of our portfolio, especially when one considers the impact of the pandemic.

In the fourth quarter 23 leases commenced, comprising of a total of 608,000 square feet, which included 558,000 square feet related to leases six months or longer in duration. Of this amount, 383,000 square feet was renewed, and the remaining 175,000 square feet was leased to new tenants. While we saw a 0.4% decrease in rental rates on cash basis from prior lease rates, the decrease was influenced by just a few deals. One, a five-year deal for 243,000 square feet in Chicago that started flat from the expiring rent, and six smaller leases totaling 62,000 square feet that although had lower starting rents, average 4.8 years in lease term.

As I mentioned, our year-end portfolio occupancy was up 90 basis points over the third quarter, mainly due to the commencement of 11 new leases addressing 170,000 square feet of previously vacant space. Vacancy within our portfolio at year-end included 340,000 square feet that is being repositioned at four locations. Excluding that square footage, our occupancy rate would have increased to 97.9%, which would be 130 basis points higher than it was at the end of 2019.

Included in the reposition space is 80,000 square feet that we received $595,000 in lease termination fees related to move-outs in Q1 and Q3. We continue to have minimal impact on the core operations of our portfolio related to COVID-19, and the feedback from our tenants has been positive on maintaining their business plans in our facilities.

To-date, we have collected 99.6% of our rents billed during Q4. Q1 through February 23rd has seen a 97.5% rent collection rate. The only rent deferral agreements established were in mid-2020. They have now been paid in full and no others have been granted since last year.

With our focus now squarely set on 2021 expirations, we have made great progress to date. Initially, we had 4.4 million square feet, or 18.8% of the current portfolio slated to expire in 2021. To date, we have addressed 2 million square feet, or 45.2% of the scheduled expirations. Included in this amount is a five-year, 503,000 square foot lease in South Bend, a 10-year, 236,000 square foot lease in Cincinnati, and a seven-year 173,000 square foot lease in Indianapolis, just to name a few. Thus far, rental rates have increased 8.5% over prior rates on a cash basis for leases over six months in duration.

At this point, I'll turn it over to Dan to discuss our financial results.

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Dan Wright

Thank you, Jim. Good morning. We've provided a very thorough set of disclosures in our earningsrelease and in our supplemental, which have been expanded with additional information, as mentioned previously. I would encourage you to take the opportunity to review those disclosures. I will focus my time this morning on providing some detail on our results, our liquidity and guidance for the year and for the first quarter of 2021.

The fourth quarter FFO and AFFO results of $0.42 and $0.38 per weighted average common share and units respectively brought us in at the midpoint of our full year 2020 FFO range, and two pennies below the midpoint of the AFFO range, the latter of which was primarily due to the increased share count resulting from the fourth quarter ATM activity, and a handful of smaller leasing commissions being applied against our recurring Capex that were not anticipated to be executed until the first quarter of '21. We saw strong same-store property NOI growth on a cash basis of 3.7% and 3.6% for the three months and 12-months ended December 31,'20, which is within the midpoint for the industrial sector. Same-store property NOI growth was predominantly driven by the strong leasing trends realized in 2020.

Our net debt to adjusted EBITDAre ratio at year-end of 6.7 times was comparable to year-end 2019. The composition of our balance sheet has continued to improve, with nearly 35% of our debt unsecured, thanks to our new unsecured term loan and line of credit. We have ample liquidity currently, with $16 million of cash on hand, plus an additional $5 million in operating expense escrows for real estate taxes and insurance, and $135 million of capacity on the line, with another $200 million available under the accordion provision, if required.

Our full-year 2021 guidance of Core FFO of $1.72 and AFFO of $1.46 at the midpoint is built on the assumptions we have outlined in our earnings release and in supplemental. In addition to the targeted yield range provided earlier by Pen, some additional key assumptions include same-store property NOI growth on a cash basis is projected in the range of 3% to 3.4%; acquisition timing will be a primary factor in the quarterly cadence, and we expect the second quarter to look much like the first quarter, with a contribution from anticipated first quarter acquisitions being offset by higher share count from the first quarter ATM activity. We expect to see the second half of the year benefit from the sequential ramp-up of transactions within the first and second quarters of this year.

The higher weighted average share and unit count comes into play as well for the full-year guidance, as the 2021 weighted average share and unit count is up 48% from full-year 2020. As Jeff mentioned earlier, we are on track to stay below 7 times net debt to adjusted EBITDAre at year-end '21, which is the goal we set last quarter. Again, the timing of acquisitions affects this by quarter as we're starting off the year below that number, and it could be slightly above it for the two middle quarters before settling in for Q4.

Our first quarter 2021 guidance of Core FFO was $0.38, and AFFO of $0.29 at the midpoint. With regard to this, I will call out the following. Fourth quarter 2020 had a partial benefit of the Mansfield, Ohio acquisitions in October, and the large portfolio Akron/Canton, Ohio portfolio acquisition in late November, as well as a couple of weeks’ benefit from the JV acquisition in Memphis that Pen indicated.

First quarter will see a full benefit all three transactions, plus half a quarter from our recent Kansas City transaction. The impact on a per share basis is attributable to the additional shares issued on the ATM in the fourth quarter that will be fully reflected in Q1 '21, plus the ATM activity so far in the first quarter that was completed by the end of January. That activity equates to a 9.4% increase on weighted average per share and unit basis from the fourth quarter of 2020 to the first quarter of 2021, and as of today a 13% increase in total shares outstanding over the 9/30/2020 period end.

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Same-store property NOI growth on a cash basis for the first quarter is projected to increase approximately 1% compared to Q1 2020, predominantly impacted by higher operating expense due to the recent extreme weather experienced within our markets. Same-store property NOI growth on a cash basis compared to Q4 2020 is projected to decrease approximately 3%, predominantly driven down by higher operating expense due to the extreme weather, and overall anticipated timing related to tenant rollover and rental escalations and extensions.

Our overall financial position has never been stronger, and we have a good plan for 2021 to continue to take advantage of opportunities to benefit from rental growth in our markets, and gain exposure to additional markets, consistent with our overall investment objectives.

Operator, we are now ready to take questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. To ask a question, you may press star, then one on your touchtone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys. If, at any time your question has been asked, and you would like to withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

The first question comes from Dave Rodgers with Baird. Please go ahead.

Dave Rodgers

Yes. Good morning, everybody. Thanks for all the added disclosures of some nice improvements in the supplement this quarter. Jeff, you and the team talked and gave a lot of detail about the 2021 lease expirations and the renewals you've accomplished already. I wanted to check in on Mastin and Cain and Stonecrop, which is two we talked about previously, maybe the 500 was related to that, but some color on those two leases in particular, and what's left and the other 55% that you still have to tackle?

Jeff Witherell

Yes, David. Thank you. I wasn't prepared for that to be the first question, but I'm glad you asked it. I mean, as we sit here today, we actually have a lease out on Stonecrop, on that property, which is actually 3500 Southwest Boulevard in Columbus, Ohio, we have a lease out for signature with a new tenant. So, the disclosure is, it's out for signature. It should get signed today. It may, but it may not; it may never get signed, right? Those are the risks you run. So, that's really good news. Jim, and his team did a great job on that.

And as far as Mastin and Cain is concerned—

Jim Connolly

Yes. I just want to say that—the new lease at 3500 was not included in the results that were discussed. And Mastin and Cain, that space is, currently half of it is leased to a new tenant. So, it's a subtenant now that takes over the lease when Mastin and Cain expires. There’s another subtenant in the other half of the space that wants to do a long-term deal, but they may expand into additional parts of our building as well. So we’re working that out.

Jeff Witherell

Hopefully, you got that, David. It's a little complicated. But it’s a lot of activity in that space, the Mastin and Cain space.

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Dave Rodgers

No, that sounds really good. And, maybe just a follow-up, the downtime on Stonecrop, and then the 8.5% cash basis roll up so far in '21, really strong, and that's a really positive number. Thanks for giving that. Would you anticipate as we get through the year that you can hold a similar number?

Jim Connolly

Yes. That's been pretty consistent all along for the last couple years.

Jeff Witherell

And then, the downtime on this, I don't know if we can—?

Jim Connolly

There are four months of build-out, but the lease starts immediately after Stonecrop expires, so from a GAAP basis, there's no downtime.

Jeff Witherell

No downtime on rents.

Dave Rodgers

Okay, great. And then maybe just lastly for me, on the acquisition outlook, you did mention I think it was just under $150 million in the guidance for the year. And that was the wholly-owned. So, I guess in total, do you have a bigger number that you're anticipating deploying? If you said it, I missed it. And then maybe just give us a sense, it sounds like there are some acquisitions in the pipeline, but can you talk about the size of the pipeline today, and maybe how that compares to what you've seen in the past?

Pen White

Yes, hi. We have a fairly robust pipeline like we always have. Right now it's about $520 million, $530 million worth of deals that we're looking at, or underwriting, or what have you. So, we feel very, very comfortable about the number that we gave out earlier in the phone call.

As Jeff mentioned also, we have a fair amount of buying capacity with our joint venture partner with Madison. We have probably over $300 million worth of pipeline activity just for the joint venture itself. So, we're feeling very confident that certainly the lion's share, if not all of that capital, will be deployed before year-end.

Dave Rodgers

Okay, thank you.

Jeff Witherell

Thank you.

Operator

The next question comes from Barry Oxford from D.A. Davidson. Please go ahead.

Barry Oxford

Great. Thanks, guys. Looking at your dividend and the $0.20, and given that the payout ratio is in the low 50% range, I have to imagine you guys are fairly close to minimum payout to retain REIT standards. If you guys continue to grow the company, which you guys are, is that dividend going to have to increase at some point, just by definition in '21?

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Jeff Witherell

Hi, Barry. Thanks for the question. Quite possibly, quite possibly it will. I mean, I don't know, if that's a question or comment, but we have to be careful on the future of that.

Barry Oxford

I guess what I'm saying is, look, my analysis is not far off, I guess, is that's what I'm asking?

Jeff Witherell

Correct.

Barry Oxford

Okay. Okay, great. And then when I look at your ATM activity, obviously very strong in the first quarter, and then I look at your guidance for the share count, it looks as if you guys aren't planning on utilizing the ATM here in '21, any further.

Jeff Witherell

It looks like we're not, is that your question?

Barry Oxford

Yes. Yes, because I'm looking at the share count weighted average for the full year, and it doesn't look like you guys have a lot or much really baked into more shares being issued off the ATM.

Jeff Witherell

Right. When we put our guidance out, we're not going to speculate on equity offerings heading forward, right. But, the ATM has proven to be very effective for us. I think you may have seen some filings from some large institutional investors, and people continue to want to build a position in Plymouth, as they should. And everything is on the table for us, Barry, when it comes to those types of things. But as far as our corporate modeling is concerned, we're not modeling in equity offerings.

Barry Oxford

Okay. Okay, alright. So, don't over read into this, that look, if our acquisition pipeline heats up and stuff, then of course we're going to utilize the ATM, especially if the stock price is within a range that we like?

Jeff Witherell

Right. There’s a tremendous amount of opportunity to grow this business, as you know. We’re the only ones that do what we do. And those numbers that we've talked about all through last year, the revised JLL reports or whatever claiming that there's a need for a billion square feet of space, I mean, those estimates keep getting pushed up. So, the next four or five years in industrial should be good, and we plan to be a good piece of that.

Barry Oxford

Great. Thanks for the color on that. Thanks, guys.

Jeff Witherell

Thank you, Barry.

Operator

The next question is from Craig Mailman with KeyBanc. Please go ahead.

Craig Mailman

Hi, guys. Just following up on the acquisitions, what you've dialed in to guidance. That $105 million, is that fully identified and either under contract or LOI at this point?

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Pen White

It's not fully identified, no. We have bits and pieces. It's always floating, as you probably know, but it's not 100% identified.

Craig Mailman

Okay. So, there is some spec in there that you guys could either hit or exceed. Okay. And then, Pen, you had mentioned cap rates are low 7%, maybe even creeping into the high 6% range on some of these deals. And listen, I get the fact that you can mix in some lower cap rate deals in, but how do you guys evaluate how much to buy when your stocks trading kind of mid seven caps on an implied basis, at least on my numbers. And you guys would be buying inside of that? And, I get from an earnings standpoint, you can easily make it accretive with debt. But just from an NAV standpoint, you’re issuing around NAV and buying stuff inside of where you’re trading.

Pen White

Yes. No, I think just to comment on that, as Jeff is want to say, we look at every deal. We want to make money on every single deal. We're not just aggregating assets for the sake of aggregating assets. And these days, what we're seeing from the ground level up is good, strong rental growth. And if you zoom out and take a macro look, what happened last year in terms of total absorption across the country, you had 225 million square feet absorbed, which was a record, it was 11.8% above 2019’s numbers. Vacancy rate across the board is 4.6%, asking rents across the board increased to 8.25%. That's up 8.3% from 2019. These are all indicative of the type of wind that we have behind our back right now.

So, we're seeing these numbers play out in our own assets. We're seeing good, solid rental growth. We're seeing deals in the mid 7s. We're seeing deals in the high 6s. And each deal is different, and we look at it that way. So, if we're buying something, or we find ourselves buying something in the high 6s, for instance, you can probably bet that we're buying an asset that has tenants that are paying below market rents, and there's a pretty good chance that we're going to be able to mark-to-market in the near-term. I hope that answers your question.

Craig Mailman

Yes, it did. So, you guys are talking more about not going in, which I get. I mean, I guess if you look at it on, to your point, you're buying stuff at below market rents, and you guys evaluate, where generally have your view of stabilized cap rates been versus where you've gone in? And maybe that's a better way to look at it, right, because of where the stock is trading? If you can roll it up, 50 basis points to 100 basis points within a year or two, that's how you recoup that NAV. I mean, is that the range of what you guys have been targeting relative to going in cap rates?

Pen White

Yes. No, I think that's a pretty good observation and a way to look at it. The deals we're looking at, yes, we will look at obviously the ingoing yield, but we just don't look at the first year, we look at the second, third, fourth, and so on, and so forth. So, a lot of it depends, if it's a single-tenant versus multi-tenant, and if it's multi-tenant, we have some more moving parts. We look at it as a way to most likely recapture rent growth amongst these tenants.

So, it could be 50 basis points to 100 basis points, like you said, maybe more the way things are going right now across our markets. So, we're feeling quite optimistic about this, we really are. So, I think you'll see more deals along those lines.

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Craig Mailman

Okay. And where are you guys seeing kind of your product type creep into the 6s? What markets?

Pen White

I think a lot of it depends not just the market, as you know, but the quality or the vintage, the age of the building, and also the quality of the tenants. So, I think it’s hard to generalize that way, but you're seeing cap rates come down moderately in places like Atlanta and Chicago. Obviously, they've come down tremendously in the gateway markets that I mentioned earlier, but we're not chasing those types of deals. To us, we look at that pricing as pretty frothy. So anyway, that's—

Jeff Witherell

Craig, and a lot of this has to do with portfolio size.

Pen White

Yes.

Jeff Witherell

I think that's what I alluded to in my remarks was, you take a portfolio of 2 million square feet or 3 million square feet, and we closed on the Raith portfolio at the end of last year, it was how many—?

Pen White

In the high 7s.

Jeff Witherell

Yes, that was high 7s on that. That's Cleveland market; that's our market. So, the cap rates are really indicative of really the size of the portfolio and who can put money to work. I mean, we've closed on some deals that are probably not in this on the highlights here, but it'll be in the supplement. And, we entered some properties in St. Louis; we entered the Kansas City market. I mean, some of these cap rates are significantly high, but they're one-off deals, smaller size, but we can aggregate them. And, so the cap rate there, a lot of it has to do with large portfolios, I think.

Pen White

Yes, that's accurate.

Craig Mailman

Got you. And, I apologize, my phone cut out early in the call. I think you guys had said spreads of 8% to 10% in '21. Is that inclusive of Stonecrop? Or is that just on the roll that you guys have addressed already?

Jeff Witherell

That's just on—the historical one does not include Stonecrop in it.

Craig Mailman

Okay.

Jeff Witherell

And yet, we're still projecting on a company-wide basis that we expect those releasing spreads to continue into this year into next year.

Craig Mailman

Okay. So Stonecrop should be in that range, or is that one because of the size, maybe a little bit lower, but it gets offset later in the year?

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Jim Connolly

I'm not going to say exactly what it is, but it's not going to be lower.

Craig Mailman

Okay, okay. And then just one last one. Apologies. I appreciate the added disclosure around the JV with Madison. I'm just curious as you guys put the waterfall out there, those are levered returns, right, the 12% and 15%? So, you guys would be already in that 12% waterfall bucket?

Pen White

Yes, that's right.

Craig Mailman

So, are you getting your—it should be slightly above that, so you're already starting to accrue some of that 10% that goes to you guys?

Pen White

Right. Right, that's correct.

Craig Mailman

Okay, all right. Perfect. Thank you.

Operator

The next question comes from Connor Siversky with Berenberg. Please go ahead.

Connor Siversky

Thanks for having me on the call. Just jumping back to the acquisition pipeline and timing, so, I'm looking at $150 million about in acquisitions, and then the footnote in the supplemental states that these are going to be finished by June 30 this year. So, I'm just wondering what the sense is that these are actually all completed by June 30th, and then what are the chances that this pace continues through the end of 2021?

Jeff Witherell

Yes. I mean, this is not an exact science, right? I mean, we're buying properties. We have more properties to buy than we do capital. That's been the case since we started the company, right? We're deep in the markets that we're in. We see a lot off-market deals, all kinds of opportunities all over the place. And, because we buy short duration—we’re not a net lease REIT, so, we're not out there competing with 10-year leases. So, there's a big variety of products out there. So, we will meet or exceed the numbers that are in our filings by far.

Connor Siversky

Okay. Okay, thanks for that.

Jeff Witherell

Yes.

Connor Siversky

And then just wondering in terms of financing, looking at leverage a bit higher than a group, still, what can we expect the debt to equity mix to look like, through these acquisitions through June 30?

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Jeff Witherell

Yes, we don't look at it on a per acquisition basis, because, I mean, we're working off of one thing that we really didn't highlight that much, that I'll answer it now, because I think it's amazing, right? I mean, look at a company with our market cap, who's moved into a fully-unsecured credit facility of its size. I think it's somewhat unprecedented. And I think that's a testament to Plymouth, the way we operate, the relationships we have with our lenders, but it's also the asset class, it's industrial. We’re not going to take 100% credit, we're going to take 80% credit for that.

So, we're not looking at this asset and saying, oh, we're going to lever this 40% and the next 50%, right? So, we've made a claim that we want to keep our leverage on a net debt to EBITDA basis of under 7%. That's what we told our investors, and I think everyone's realized that when Plymouth says something, that's what they do. And so, that's how we look at that.

And again, you go out in the universe and look at a $400 million market cap REIT and look at our leverage, and our growth, it just doesn't exist out there. So, we're not worried about leverage from that perspective. Our rents are going up and we're going to continue to chip away at leverage over time. When it's relevant, when we're $1 billion market cap, again, our leverage profile will be the best of any $1 billion market cap REIT that's out there.

Connor Siversky

That would certainly be a positive development. Appreciate the color there. And then just a little higher level, looking at the disclosure, particularly on developable land, I'm just wondering if you can provide any color here, maybe what the long-term plan is for some of this excess land, whether it's expanding the facilities parking, building new? Any kind of outlook appreciated there.

Jeff Witherell

Yes. So, we've put that out there. I mean, Pen and I brought this to Plymouth from our last place, which was when you go out and buy a property—and we’ve bought plenty of them—for instance, we've got a property now, we can build a 75,000 square foot building on it on existing land. When we bought that property, we bought it at a nine cap and the land is included.

And so in industrial, in particular, in a lot of our markets, the land’s not that expensive, relatively speaking. So, it gets thrown into the deal. It's not like, well, if you want the building, it's X, and if you want the excess land we're going to charge you an extra $300,000 or $400,000. So, we've always been sneaky good at that, where, if we're going to buy the building, we're going to want the excess land to come with; it only makes sense.

And so, we do have the ability to build almost 2 million square feet of space, and we can build it now in certain markets and achieve the yield that we want. So, if we can buy a deal seven or eight cap rate range, and we could build to that yield and our tenants want that, we would do that. We're not necessarily spec developers. We do have the expertise in house to develop, that's my background, as well as a few other people here. And we have a couple of tenants, one right now that we're negotiating with them to build a building right next to their existing building for over 200,000 square feet.

So, if the tenants want it, it's going to be real good business for us to go do that. And again, the yields are getting there; price per square foot is getting there, it's just taking a little bit of time in some of our markets, but it's approaching where it makes a lot of sense.

Connor Siversky

Got it, that's very helpful. I'll leave it there. Thank you.

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Jeff Witherell

Great, thank you.

Operator

The next question comes from Aaron Hecht with JMP. Please go ahead.

Aaron Hecht

Hi, guys. You talked about how portfolios were doing lower cap rate bids compared to the one-off transactions. Just wondering where you think the applied threshold properties where EBITDA cap rate compression, and the larger buyer groups come in and play on these type of assets?

Jeff Witherell

Hi, Aaron, you’re coming through a little muffled. I think I'll rephrase the question, and see if I can answer it. I think what you said was talking about at what size of a portfolio the cap rate changes. I mean, is that—?

Aaron Hecht

That's right.

Jeff Witherell

Okay.

Pen White

Yes, it's all over the board; hard to generalize, but we've seen, really since the first of the year, portfolios that are $100 million and up have definitely traded at a portfolio premium, meaning extraordinarily low cap rates, both in all the markets, whether it's Class A or Class B. So, it goes without saying that when we buy some of the properties, as we have been doing, on a one-off basis as we were, our going in yields are higher. So, I don't know if that answers the question.

I think sometimes portfolios, obviously, they’re not all over $100 million, they might be in the $20 million to $30 million range. So, you might not have a significant portfolio premium at that level as you would $100 million and up, if that makes sense.

Aaron Hecht

Yes, that was my question, where the thresholds cross? And then secondly, JV, just want to get your higher-level thoughts on desire to drive fee income, and expand that platform longer-term, because you guys talk about, you're the only ones who do what you do. How big do you think that can get; what’s the desire to grow it longer-term plans from the JV standpoint?

Jeff Witherell

Yes, Aaron. So, the JVs are an outgrowth of what can the REIT do at any one point in time, which is our size has limitations. As we’ve said in the past, the properties that go into the JV is going to require, there's going to be probably low yield starting out potentially, and there is obviously leasing to do. And then, it could be some substantial CapEx in the case of the current properties in Memphis. So, it's really a product of that.

We like the fee income. But, it's a little more strategic than really all that. We're in these markets, we know the markets well. We want to be able to be a buyer of more products in these markets and gain even greater scale, and the JV affords us that opportunity. So, obviously our financials do not reflect any type of really promote structure and things like that. That, to us, is going to be all gravy. We think we'll get there, especially with Madison on this JV. They have significant capital, this is not a lack of capital for industrial.

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

So, we will continue to balance the deals we do in the JV with what we do in the REIT. But make no mistake about it, our business is to grow the REIT, is to build this REIT up accretively and prudently. As people are tired of me saying it, but everybody in Plymouth, part of their compensation is stock. And I know some REITs buy into that and some REITs don't. Their employees have no stock, and I find that to be strange. So, we're all in this together, and so we're doing what we believe is right. But I don't think you're going to see the JV platform overshadow what happens in the REIT itself.

Aaron Hecht

Okay. So no expectation to really start ramping fee services, because the REIT platform is where the focus is. Plus, you don't want to give up scale and have too much of your focus got away from your own core assets. Is that fair to say?

Jeff Witherell

That is fair to say, but I mean, these joint ventures are our assets, right? And so, in markets that we have a strong presence, we bring a lot to the table as a JV partner. So, for the most part, you're correct in what you've just stated.

Aaron Hecht

Okay. Thanks for your time, guys. [Indiscernible].

Jeff Witherell

Thank you.

Operator

The next question comes from Alexander Goldfarb with Piper Sandler. Please go ahead.

Alexander Goldfarb

Oh, hi, and good morning. Happy Friday. So, two questions, first, just going to the guidance, you guys printed 38—I’m sorry, in the first quarter you're guiding $0.38 and as you said, the guidance doesn't include any additional equity. So, on annualized basis, that’s call it $1.52. The $150 million in acquisitions that you've assumed a 4% spread on funding costs, whether line of credit, et cetera, and the yields get you somewhere in the low $0.20 range. That's obviously annualized. So, obviously, this would only be a partial period.

So, that gets you, if it was annualized would get you to $1.72, which is the midpoint of your range, but obviously it's not all going to be in for the full year. So, that means you're somewhere in the sort of low 160s, maybe high 150s. Where are the other pennies coming from that gets you into that? Is that some of the leasing that you're doing? Is that some rent roll-ups, or, what are the other areas of growth that we should think about driving the guidance range this year, in addition to the acquisitions?

Jeff Witherell

Well, Alex, I think what we did state in there was that the first quarter it was going to ramp up from there. So, we've given guidance on the first quarter, we haven't given it in the first quarter, but we've given it for the full year. We have embedded growth. We have rental rate increases going on across the portfolio, so, we're going to get to those numbers and without any problem, I can assume, unless something changes, the macro event, like we've seen early last year. But outside of that—

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Alexander Goldfarb

Yes, let's not go with macros. I think we've all had enough of macros.

Jeff Witherell

Right. But within us it's good. And, when I look out on '22, I see really great things in 2022 on a status quo basis. So, I don't know if we can get into a discussion with you here on this call about every penny, every which way. But, if we've got cash releasing spreads of 8% to 10%, and we give guidance on the first quarter, we haven't given it to you the second, third and fourth quarter, but I can tell you, it goes up every quarter. So, that's how we'll bridge it.

Alexander Goldfarb

Okay, okay. No, Jeff, that's how—so basically, what you're saying is, it's the embedded growth in the portfolio that's going to drive that delta.

Jeff Witherell

Correct.

Alexander Goldfarb

Okay, cool. Second question is, going to the acquisitions and the funding, so you have $16 million of cash, and then obviously, you have ample line of credit capacity, which would both have to satisfy the remainder of the $150 million of wholly-owned, plus fund whatever you would do on the JV. But, going back to Craig's question earlier on the call, this creates that imbalance where the line of credit cost is cheaper than your equity costs.

So, how—yes, I guess, if you do use the remainder line of credit, which you talked about for both wholly and funding, whatever you do on the JV, that obviously needs to be offset with equity at some point. So, in your internal modeling, when do you think that you guys bridge that gap where your equity cost is more in line with your line of credit cost?

Jeff Witherell

I'm going to have to leave that to somebody that understands the question, Alex, but I don't get it. Dan, do you have an answer to that?

Dan Wright

I think. Alex, we can explore that in detail on a follow-up call. But I think the reality is that the existing line of credit, obviously is advantageous and roughly less than a sub 2% interest cost. And then, the cost of equity, our equity cost is clearly a factor of pricing and within the market. So, that where that line actually crosses is something north of where we are today. And we think that at this point in time, our share price is definitely undervalued. So, we would look to have that happen as we move forward on a pricing increase in our market cap.

At the same time, taking advantage of the additional acquisitions within the status quo structure, further drives NOI and further drives performance, as Jeff said, particularly going into the second half of this year, and we would see that as beneficial overall to our position. But the exact crossover between an equity cost versus debt cost is determined predominantly by market price.

Alexander Goldfarb

Okay. All right, Dan, thank you. You answered my question. And I guess Craig hit it initially in his question, which is that the constant thing that we look for, obviously, is the point at where the dilution from equity doesn't offset the great internal growth that you guys have in the portfolio. So, thank you, Dan.

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Jeff Witherell

Thank you, Alex.

Operator

The next question comes from Gaurav Mehta with National Securities. Please go ahead.

Gaurav Mehta

Yes, thanks. Good morning. You guys did enter a new market post this quarter, which is Kansas City. I was hoping if you could talk about what things you liked about Kansas City, how much you plan to grow there? And then, maybe are there any other new markets that you guys are looking at?

Pen White

Yes. Good morning. We've been looking at a number of markets, as we've mentioned in our past calls, and looking at the right entry points. Kansas City, like other markets, we don't go into unless we feel we're going to be able to create a cluster of properties, or create a portfolio down the line. So, this is our first of what I would think would be many in the near future. Kansas City is a great market, it's our type of market. It's absorbed over 7 million square feet last year, a near record, low vacancy rate, it has all the right economic drivers between the hospitality sector and the hospital sector and financial services, and you name it. So, it's well diversified from that standpoint.

There are other markets that we're currently looking at, mostly in the Southeast. And, we can’t really comment on where we are in terms of letters of intent or purchase and sale agreements, but our pipeline, as I mentioned before, is deep and wide, and includes some new markets that I think down the road will be able to make some announcements when it makes sense to make an announcements.

Gaurav Mehta

Okay, great. Second question, it seems like there was a small amount of repurchase of preferred shares in 4Q. Maybe provide some color on that. And then are you expecting to repurchase more of that in 2021?

Jeff Witherell

Hi, Gaurav. I didn't quite hear the whole thing. Are you talking about the Series A preferred?

Gaurav Mehta

Yes.

Jeff Witherell

Yes. I mean, that's just the math equation that our fantastic CFO runs the numbers on. And the coupon on that is 7.5. And in just under two years now, we can call that. And we figured when the price is right, we would take advantage of that. It's been minimal so far, but I think we would continue to do that if we think it's a great use of excess cash.

Gaurav Mehta

Okay. Thank you.

Jeff Witherell

Thank you.

CONCLUSION

Plymouth Industrial REIT, Inc.

Friday, February 26, 2021 at 9:00 a.m. EST

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to, Jeff Witherell, for any closing remarks.

Jeff Witherell

Great. Thank you. Thanks, everyone, for joining us. And again, as always we answer our own phones here at Plymouth, so give us a call and we’ll answer any questions you have. Thanks so much.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.